Exhibit 10.35

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

STANDARD OFFICE LEASE

BY AND BETWEEN

ARDEN REALTY LIMITED PARTNERSHIP,

a Maryland limited partnership,

AS LANDLORD,

AND

LOANDEPOT.COM LENDING LLC,

a Delaware limited liability company,

AS TENANT

TOWNE CENTRE PLAZA

(i)

(ii)

		Page
ARTICLE 31	OPTIONS TO EXTEND	39
(a)	Option Rights	39
(b)	Option Rent	39
(c)	Exercise of Option	39
(d)	Determination of Market Rent	40

ARTICLE 32	RIGHT OF FIRST OFFER	40
(a)	Procedure for Offer	41
(b)	Procedure for Acceptance	41
(c)	Lease of First Offer Space	42
(d)	No Defaults	42
(e)	Blackout Dates	42

ARTICLE 33	OPTION TO CONTRACT	42

ARTICLE 34	SIGNAGE	43

EXHIBIT “A”	Premises
EXHIBIT “B”	Rules and Regulations
EXHIBIT “C”	Notice of Term Dates and Tenant’s Proportionate Share
EXHIBIT “D”	Tenant Work Letter
EXHIBIT “E”	Janitorial Specifications
EXHIBIT “F”	Signage

(iii)

INDEX

Page(s)
26642 Building	1
26672 Building	1
ADA	6
Additional Rent	3
Affiliate	23
Affiliated Assignee	24
Alterations	12
Applicable Reassessment	4
Approved Working Drawings	Exhibit D
Approved Working Drawings,	2
Architect	Exhibit D
Base Occupancy Level	14
Base Year	1
Base, Shell and Core	Exhibit D
Basic Rental	1
Broker Refusal Notice	28
Brokers	2
Builder’s All Risk	6
Claims	19
Code	Exhibit D
Commencement Date	1
Communication Equipment	17
Communication Equipment Notice	17
Construction Drawings	Exhibit D
Contraction Date	43
Contraction Fee	43
Contraction Notice	43
Contraction Option	42
Contraction Space	42
Contractor	Exhibit D
Contractor,	2
Control	24
Controllable Operating Costs	6
Conversion Option	38
Cosmetic Alterations	13
Deemed Response Notice	22
Demising Work	Exhibit D
Direct Costs	3
Dispute Notice	8
Downtime Start Date	23
Economic Terms	41
Engineers	Exhibit D
Estimate	7
Estimate Statement	7
Estimated Excess	7
Event of Default	26
Excess	7
Exercise Notice	41
Expansion Amendment	42
Expiration Date	1
Extension Premises	39
FF&E	2
Final Retention	Exhibit C
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	41
First Offer Space	40
Force Majeure	30
Generator Turnover Notice	16
Ground Floor Prep Work	Exhibit D
Hazardous Material	31

(iv)

Page(s)
HVAC	14
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Initial Installment of Basic Rental	2
Installation Modification Work	Exhibit D
Interest Notice	39
Landlord	1
Landlord Parties	19
Laws	32
Lease	1
Lease Year	2
LEED	5
Lien Protection Procedure	13
Market Rent	39
Miscellaneous Costs	2
Objectionable Name	44
Operating Costs	5
Option Rent	39
Option Rent Notice	39
Option Term	39
Options	39
Original Tenant	39
Outside Agreement Date	40
Package Units	17
Parking Passes	2
Partnership Tenant	36
Payment Notice	Exhibit D
Permits	Exhibit D
Permitted Use	2
Premises	1
Prevention Event	16
Prevention Period	16
Project	1
Proposition 13 Protection Amount	4
Proposition 13 Purchase Price	4
Real Property	3
Reassessment	4
Refusal Notice	Exhibit D
Rent Abatement	3
Review Notice	8
Review Period	8
Rooftop Equipment	17
Rooftop HVAC Equipment	17
Rules and Regulations	34
Security Deposit	2
Signage	43
Signage Specifications	44
SNDA	25
Specifications	Exhibit D
Square Footage of the Premises	1
Standard Improvement Package	Exhibit D
Statement	8
Superior Rights	41
Tax Costs	3
Tax Increase	4
Temporary Use Period	38
Tenant	1
Tenant Improvements	11
Tenant Parties	19
Tenant Request	41

(v)

Page(s)
Tenant’s Acceptance	39
Tenant’s Agents	Exhibit C
Tenant’s Agents,	2
Tenant’s Broker	28
Tenant’s Contribution	3
Tenant’s Proportionate Share	1
Tenant’s Proposal	42
Term	1
Transfer	23
Transfer Costs	23
Transfer Premium	23
Transferee	23

(vi)

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into as of the 10th day of March, 2011, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and LOANDEPOT.COM LENDING, LLC, a Delaware limited liability company (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”) consisting of the entire building located at 26642 Towne Centre Drive, Foothill Ranch, California (the “26642 Building”) and Suites 100, 150 and 310 of the building located at 26672 Towne Centre Drive, Foothill Ranch, California (the “26672 Building”). The 26642 Building and the 26672 Building are part of a 3-building (“Project”) now known as Towne Centre Plaza. This Lease shall be for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	Approximately five (5) years.

	Commencement Date:	The earlier of (i) the date Tenant first commences to conduct business in the Premises, or (ii) August 1, 2011.

	Expiration Date:	The date immediately preceding the fifth (5th) anniversary of the Commencement Date; provided, however, that if the Commencement Date is a date other than the first (1st) day of a month, the Expiration Date shall be the last day of the month which is sixty (60) months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage of the Premises:	A total of 82,835 rentable square feet consisting of (i) 67,694 rentable square feet in the 26642 Building, (ii) 6,515 rentable square feet in Suite 100 of the 26672 Building, (iii) 5,317 rentable square feet in Suite 150 of the 26672 Building, and (iv) 3,309 rentable square feet in Suite 310 of the 26672 Building.

C.	Basic Rental:

Month	Annual Basic Rental	Monthly Basic Rental*	Monthly Basic Rental Per Rentable Square Foot
1-9	[***]	[***]	[***]
10-21	[***]	[***]	[***]
22-33	[***]	[***]	[***]
34-45	[***]	[***]	[***]
46-60	[***]	[***]	[***]

*	Subject to abatement as provided in Section 3(a) below.
**	Including any partial month of the end of the Term.

D.	Base Year:	2012

E.	Tenant’s Proportionate Share:	40.39%, based on 205,077 total rentable square feet in the Project.

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

F.	Security Deposit:	A security deposit of $[***] shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

G.	Permitted Use:	General office use consistent with the character of the Project as a first-class office project.

H.	Brokers:	CB Richard Ellis, Inc. (for Landlord) and John Gillespie dba Newport Commercial Realty Advisors (for Tenant).

I.	Parking Passes:	Tenant shall be entitled to use eight (8) unreserved parking passes for each 1,000 rentable square feet contained in the Premises, which equals six hundred sixty-three (663) passes, upon the terms and conditions provided in Article 23 hereof. The number of parking passes shall be adjusted at the same ratio upon any contraction or expansion of the Premises.

J.	Initial Installment of Basic Rental:	The Basic Rental for the twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th) and twenty-fifth (25th) full calendar months of the Term in the total amount of $[***] shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

ARTICLE 2

TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, with the first (1st) Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the first (1st) Lease Year shall end on the last day of the twelfth (12th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first (1st) day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Commencement Date (as set forth in Article 1.A, above), Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder. Landlord and Tenant hereby stipulate that the Premises and the Project contain the number of square feet specified in Article 1.B. and 1.E, respectively, of the Basic Lease Provisions, and such square footage is not subject to adjustment or remeasurement by Landlord or Tenant, even if the actual square footage of the Premises or the Project is more or less than set forth in those sections. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

ARTICLE 3

RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction (except as may be expressly provided for in this Lease), and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

obligation to pay monthly Basic Rental for the following full calendar months of the initial Lease Term: the seventh (7th, eighth (8th), ninth (9th), twentieth (20th), twenty-first (21st), thirty-second (32nd), thirty-third (33rd), forty-fourth (44th), forty-fifth (45th), fifty-sixth (56th) and fifty-seventh (57th) full calendar months. The Basic Rental so abated may be referred to herein as the “Rent Abatement”. In addition, Tenant may be entitled to credit(s) against Tenant’s obligations to pay monthly Basic Rental as provided in Sections 2.3 and 2.4 of the Tenant Work Letter. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 20(a) of this Lease, then as a part of the recovery set forth in Section 20 of this Lease, Landlord shall be entitled to the recovery of the monthly Basic Rental that was abated under the provisions of this Article 3. Notwithstanding the foregoing, Basic Rental for the twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th) and twenty-fifth (25th) full calendar months of the Term shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions and, if the Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b) Increase in Direct Costs. The term “Base Year” means the calendar year set forth in Article 1.D. of the Basic Lease Provisions. If, in any calendar year during the Term of this Lease, the Direct Costs” (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for each such subsequent calendar year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by such increased amount of “Direct Costs.” In the event either the Premises and/or the Project is expanded or reduced (other than by reason of any remeasurement of the existing Premises or Project), then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” If all or any portion of the Tax Costs for the Base Year are calculated or based upon a level of build-out for occupancy within the Project during the Base Year of less than [***] percent ([***]%), then the Tax Costs for the Base Year shall be adjusted to reflect the

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Tax Costs that would be attributable to the Project if the Project were built-out to a [***] percent ([***]%) occupancy level, and the increase or decrease in sums owed hereunder shall be based upon such Tax Costs as so adjusted. In no event shall Tax Costs included in Direct Costs for any year subsequent to the Base Year be less than the amount of Tax Costs included in Direct Costs for the Base Year. In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term. Notwithstanding anything to the contrary contained in this Article 3(c), there shall be excluded from Tax Costs all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, estate taxes, and federal and state income taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Project).

Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the initial Term, any sale, refinancing, or change in ownership of the Real Property is consummated, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (each, a “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Real Property.

For purposes of this Section 3(c)(i), the term “Tax Increase” shall mean that portion of the Tax Costs, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Costs, as calculated immediately following the Reassessment, which (1) is attributable to the initial assessment of the value of the Real Property, the Base, Shell and Core of any of the buildings in the Project or the tenant improvements located in any of the buildings in the Project, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (iii) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13. During the (A) first two (2) Lease Years, any such Tax Increase shall be excluded from Tax Costs, (B) third (3rd) Lease Year, [***] percent ([***]%) of any such Tax Increase shall be excluded from Tax Costs, (C) fourth (4th) Lease Year, [***] percent ([***]%) of any such Tax Increase shall be excluded from Tax Costs, and (D) fifth (5th) Lease Year, [***] percent ([***]%) of any such Tax Increase shall be excluded from Tax Costs. After expiration of the initial Term of this Lease, any such Tax Increase shall be included in Tax Costs.

The amount of Tax Costs which Tenant is not obligated to pay or will not be obligated to pay during the initial Lease Term in connection with a particular Reassessment pursuant to the terms of this Section 3(c)(i), shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this paragraph shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Lease Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using a discount rate of [***] percent ([***]%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of the immediately preceding grammatical paragraph of Section 3 (c)(i) of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Basic Rental next due shall be credited with the amount of such

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Basic Rental next due shall be increased by the amount of the overestimation.

(ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project and capital expenditures required by government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act; provided, however, that capital expenditures included in Operating Costs shall be amortized (with interest at ten percent (10%) per annum) over its useful life; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting); costs incurred (capital or otherwise) in order for the Project, or any portion thereof, to apply for, obtain or maintain a certification pursuant to the United States Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system, or other applicable certification agency, in connection with Landlord’s sustainability practices for the Project and all costs of maintaining, managing, reporting and commissioning the Project or any part thereof that was designed and/or built to be sustainable and conform with the LEED rating system (or other applicable certification standard), but only to the extent that such certification actually reduces other Operating Costs; the cost of all charges for electricity, gas, water and other utilities furnished to the Project (including, without limitation, costs incurred in connection with Landlord’s supplying of “green” or other renewable energy), and any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than [***] percent ([***]%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though [***] percent ([***]%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. In no event shall costs for any item of utilities included in Direct Costs for any year subsequent to the Base Year be less than the amount included in Direct Costs for the Base Year for such utility item. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year, unless Operating Costs for the applicable subsequent calendar year include the applicable following items, Operating Costs shall exclude (a) increases due to extraordinary circumstances including, but not limited to, labor-related boycotts and strikes, utility rate hikes, utility conservation surcharges, or other surcharges, insurance premiums resulting from terrorism coverage, catastrophic events and/or the management of environmental risks, and (b) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).

Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than [***] percent ([***]%) in any calendar year over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, with no limit on the Controllable Operating Costs during the Base Year (i.e., the actual Controllable Operating Costs for the Base Year shall be the maximum amount for the Base Year for purposes of this provision). “Controllable Operating Costs” shall mean all Direct Costs except Tax Costs, utility charges, insurance charges, costs of services provided under a union contract, payments under CC&R’s or to an owners’ association and costs associated with repairs due to casualty, vandalism or other source outside of Landlord’s reasonable control.

Finally, notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Direct Cost payments) such as where a Tenant directly contracts for electric power or other utilities with the local public services company, provided that in each such case, Landlord shall have the right to “gross up” such item as if such space was vacant; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project (outside of such tenant’s Direct Cost payments), or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like, (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); (8) costs incurred in connection with upgrading the Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the then applicable requirements of the Americans with Disabilities Act (“ADA”), including penalties or damages incurred due to such non-compliance; (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs); (10) marketing costs, including those costs described in (3) above, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Costs); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (17) costs incurred in connection with the operation of retail stores selling merchandise and restaurants in the Project to the extent such costs are in excess of the costs Landlord reasonably estimates would have been incurred had such space been used for general office use; (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project, other than such claims or disputes respecting any services or equipment used in the operation of the Project by Landlord; (19) costs associated with the operation of the business of the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (20) costs incurred in connection with the original construction of the Project; (21) costs of correcting defects in or inadequacy of the initial design or construction of the Project; and (22) costs incurred to (i) comply with laws relating to the removal of any “Hazardous Material,” as that term is defined in Article 28 of this Lease, which was in existence on the Project prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; (23) any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business; (24) ground rent or similar payments to a ground lessor; (25) legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) directly due to the negligence or willful misconduct of Landlord; (26) costs for sculpture, paintings or other objects of art; (27) salaries of management personnel to the extent that such persons provide services to properties other than the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; (28) legal fees and related legal costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and damages awarded against Landlord and payments in lieu thereof) together with any damages awarded against Landlord arising from late payments made by Landlord or violations of law; (29) payments in respect of overhead and/or profit to any subsidiary or affiliate of Landlord, or to any other related party, as a result of a non-competitive selection process for services (other than the management fee) on or to the Project, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials materially exceed the costs that would have been paid had the services, goods, supplies or materials been provided by third parties unaffiliated with Landlord of similar competence and experience, on a competitive basis, (30) contributions to charitable organizations; and (31) costs incurred in removing the property of former tenants and/or other occupants of the Project.

(d) Determination of Payment.

(i) If for any calendar year ending or commencing within the Term, Tenant’s Proportionate Share of Direct Costs for such calendar year exceeds Tenant’s Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as Additional Rent, an amount equal to the excess (the “Excess”).

(ii) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant’s Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimated Excess has been determined by Landlord. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12th) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(iii) In addition, Landlord shall endeavor to give to Tenant as soon as reasonably practicable, but in no event later than one hundred twenty (120) days, following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Estimated Excess. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.

(iv) Because the Project is a multi-building development, those Direct Costs attributable to the Project as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to each of the buildings within the Project on an equitable basis.

(e) Audit Right. Within one (1) year after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4

SECURITY DEPOSIT

Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article I.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of

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Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds, but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. At the expiration of the Term, and provided there exists no default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to Tenant’s “Transferee”, as such term is defined in Article 15 below), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (i) an amount reasonably estimated by Landlord to cover potential Direct Cost reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (such amount so retained shall not, in any event, exceed ten percent (10%) of estimated Direct Cost payments due from Tenant for such calendar year through the date of expiration or earlier termination of this Lease and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within thirty (30) days after Landlord’s delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under
Section 29(b) below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (iii) any and all amounts permitted by law or this Article 4. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above, and all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

ARTICLE 5

HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance, after the initial [***] days of such holding over, or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance Basic Rental at a rate equal to [***] percent ([***]%) of the rate in effect for the last month of the Term of this Lease for the first [***] days of such holdover (which [***] days shall be on a per-diem basis, and shall not create a month to month tenancy) and [***] percent ([***]%) of the rate in effect for the last month of the Term of this Lease thereafter. Any such payments shall be, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Landlord provides Tenant with at least twenty (20) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such twenty (20) day period, or (ii) the date of expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the use set forth in Article l.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to materially and unreasonably interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project (excluding structural changes to the Project not related to Tenant’s particular use of the Premises), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Landlord shall be responsible for compliance with all laws, statutes, ordinances, governmental regulations or requirements now enforced or which may hereafter be enforced with respect to the Project, except for Tenant’s obligations pursuant to the immediately preceding sentence. Tenant shall not do or permit to be done anything (other than the conduct of general office uses) which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article 7. Tenant shall comply with Landlord’s reasonable sustainability practices and shall not permit any use of the Premises which may affect the continued certification of the Project issued pursuant to the LEED rating system (or other applicable certification standard).

ARTICLE 8

CONDITION OF PREMISES

Landlord shall cause the following elements of the Project and the Premises to be in good working order, condition and repair as of the date of delivery of the Premises to Tenant for construction of Improvements therein pursuant to the Tenant Work Letter attached hereto as Exhibit “D”: (i) the heating, ventilating and air conditioning systems of the Project, (ii) the electrical system of the Project, (iii) the fire/life safety system of the Project, (iv) the plumbing system of the Project, and (v) the structural portions of the 26672 Building and the 26642 Building including, without limitation, ground floor slabs which shall, without limitation, have moisture content acceptable for construction of the Improvements as provided in Section 1 of the Tenant Work Letter. The foregoing obligation of Landlord shall not, however, include any such items to the extent such items will be demolished or modified by Tenant in connection with Tenant’s construction of the Improvements pursuant to the Tenant Work Letter. If any such items specified in this Article 8 above are not in good working order, condition and repair as of such date, then as Tenant’s sole remedy, upon notice from Tenant, Landlord shall, at Landlord’s sole cost and expense, cause such items to be in good working order, condition and repair; provided, however, that, unless and to the extent such items are not in good working order, condition and repair as a result of latent defects not reasonably discoverable by an inspection of the Project or Premises, if Tenant fails to so notify Landlord in writing that any such items are not in good working order, condition and repair within fifteen (15) business days after Landlord’s delivery of the Premises to Tenant for construction of Improvements therein, Landlord shall be deemed to have satisfied its obligations with respect to this Article 8 above. Furthermore, Landlord shall, at Landlord’s sole cost and expense, (a) cause the Project to comply with any current requirements of the ADA (provided that this obligation shall not apply to the Premises nor to any requirements attributable to Tenant’s use of the Premises or Tenant’s specific Improvements within the Premises), and (b) cause the Premises, as of the date of delivery of possession thereof, to comply with any applicable Laws regarding mold, mildew, fungus or other dangerous organisms, except to the extent that such areas will be demolished as a part of the Improvements to be constructed by Tenant pursuant to the Tenant Work Letter. Except as set forth in this Article 8 above, Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that, except as set forth in this Article 8, neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.” Subject to Landlord’s obligations as provided in this Article 8 above, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

ARTICLE 9

REPAIRS AND ALTERATIONS

(a) Landlord’s Obligations. Landlord shall maintain, in good order, condition and repair, the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems to their respective termination points.

If Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance which Landlord is required to provide pursuant to the express terms of this Section 9(a) or Section 11(a) below, and Landlord fails to provide such required action within a reasonable period of time, given the circumstances (and taking into account whether an emergency exists), after the receipt of such notice, but in any event not later than twenty-one (21) days after receipt of such notice, unless such repair would normally take longer and Landlord has commenced said repair work within said twenty-one (21) day period, then Tenant may deliver to Landlord an additional ten (10) business days’ written notice (or an additional three (3) business days if there is an emergency, with imminent threat of significant damage to person or property) specifying that Tenant will take such required action. If such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within such additional ten (10) business day (or three (3) business day, as applicable) period (or such additional longer period as is reasonably necessary if such action would normally take longer than ten (10) business days [or three (3) business days, as applicable] and Landlord has commenced said action within said ten (10) business day period [or three (3) business days, as applicable]), then Tenant may take the action that was required of Landlord under this Lease and shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable out-of-pocket costs paid to unaffiliated third parties in taking such action. In the event Tenant takes such action, and such work may affect the Project systems or the structural integrity of the Project, Tenant shall use only those contractors used by Landlord in the Project for work on such Project systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Class A buildings and who are reasonably approved by Landlord in writing. Further, if Landlord does not deliver a written objection to Tenant within thirty (30) days after receipt of a detailed written invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably detailed particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant may deliver a second written invoice of its costs of taking action which Tenant claims should have been taken by Landlord (with a reasonably detailed particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord). If Landlord does not deliver a written objection to Tenant within ten (10) business days after receipt of such second written invoice, then Tenant shall be entitled to deduct from rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant a written objection to the payment of such invoice, setting forth Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from rent, but as Tenant’s sole and exclusive remedy, Tenant may proceed to claim a default by Landlord under this Lease (if any), provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon any such default by Landlord. If, in connection with any such claimed default under the immediately preceding sentence, Tenant obtains a non-appealable final judgment from a court of competent jurisdiction, awarding damages to Tenant in connection therewith, then Tenant may deduct such final judgment against Basic Rental next becoming due. Notwithstanding anything to the contrary set forth in this paragraph, any work performed by or on behalf of Tenant under this paragraph shall be subject to Articles 9 and 10 of this Lease.

(b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair and in compliance with Landlord’s sustainability practices including, without limitation, compliance with any LEED rating system (or other certification standard) applicable to the Project. Subject to Section 14(d) below, all damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice (or such period of time as may be reasonably necessary to complete such repair, if Tenant commences such repair within five (5) business days after notice from Landlord and diligently pursues such repairs to completion), and charge Tenant for the cost thereof, which cost shall be paid by Tenant within ten (10) business days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Except as otherwise expressly provided for in this Lease, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent. Without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord may withhold its consent to a proposed Alteration if Landlord determines that such Alteration is not compatible with any existing or planned future certification of the Project under the LEED rating system (or other applicable certification

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standard). Notwithstanding the foregoing, Tenant may make minor interior changes to the finish work in the Premises, not including any changes affecting the Premises or Project structure, appearance, systems or equipment, without Landlord’s consent, provided that the aggregate cost of any such changes does not exceed [***] Dollars ($[***]) in any twelve (12) month period, and such changes do not require any substantial modifications to the Premises (such permitted changes are sometimes referred to in this Lease as “Cosmetic Alterations”). Prior to commencing such permitted Cosmetic Alterations, Tenant shall provide Landlord with evidence that the same meet the criteria set forth in this Article 9. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and, except with respect to permitted Cosmetic Alterations, upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, for work expected to cost more than $[***], Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee; provided, however, that if Tenant institutes the “Lien Protection Procedure” (as defined below) for such work, then Landlord shall not require a lien and completion bond or other alternate form of security. The “Lien Protection Procedure” shall mean that Tenant issues joint checks payable to both the general contractor and the applicable subcontractor for all trades, requires conditional lien releases for each then current monthly payment request and requires unconditional lien releases for prior months’ payment requests.

(e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, only if written notice is given to Tenant at the time of Landlord’s approval of construction drawings for the applicable item, require Tenant at Tenant’s expense to remove Improvements and other Alterations from the Premises on or before expiration or earlier termination of this Lease, and to repair any damage to the Premises and the Project caused by such removal; provided, however, that Landlord may only require Tenant to remove Improvements and Alterations which are not typical general office improvements (e.g., raised computer flooring and internal stairwells). Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive reimbursement for all third-party fees and other costs and expenses arising from Landlord’s involvement with such work. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of nonresponsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, discharged, or bonded over within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, [***] percent ([***]%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 9:00 a.m. to 1:00 p.m. on Saturdays, excepting local and national holidays, air conditioning and heat (“HVAC”) all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises by eight (8) people per one thousand (1,000) rentable square feet in the Premises (the “Base Occupancy Level”); however, Tenant acknowledges that if more than six (6) people per one thousand (1,000) rentable square feet occupy the Premises (or any portion thereof) at any time, the Project’s HVAC system may not be sufficient to provide comfortable occupancy of the Premises and in such event (i) Tenant shall be responsible for the additional cost of installing supplementary HVAC systems in order to provide comfortable occupancy of the Premises (or any applicable portion thereof), (ii) Landlord shall be responsible (at Landlord’s sole cost and expense, which shall be included as part of the Base Year Operating Costs) for supplying electrical power to such supplementary HVAC systems as shall be necessary to maintain comfortable occupancy at the Base Occupancy Level, and (iii) Tenant shall be responsible, pursuant to Section 11(c) below, for the cost of electrical power to such supplementary HVAC systems above that which shall be necessary to maintain comfortable occupancy at the Base Occupancy Level. In addition, Landlord shall provide electric current for normal lighting and normal office machines as provided in item 25 of the Rules and Regulations, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use and in compliance with applicable codes. Tenant shall cooperate with Landlord’s efforts to cause the utilities for the Project to comply with Landlord’s sustainability practices and any LEED rating (or other applicable certification standard) applicable to the Project. Such efforts may include, without limitation, the use of energy efficient bulbs in task lighting, energy efficient lighting controls and measures to avoid over-lighting interior spaces. Janitorial and maintenance services shall be furnished five (5) days per week, excepting local and national holidays, in accordance with the specifications attached hereto as Exhibit “E” and made a part hereof. Tenant shall comply with all reasonable, non-discriminatory rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Tenant shall have the exclusive right to use the two (2) existing four (4)-inch conduits located between the 26642 Building and the 26672 Building for the purpose of installing Tenant’s telecommunications and data cabling. Except as provided Section 11(j) below, Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project for such utilities or services.

(b) Excess Usage. Tenant will not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, use any apparatus or device in the Premises which will in any way materially increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space over and above the standard in item 25 of the Rules and Regulations; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water. Tenant shall promptly respond to all reasonable informational requests made by Landlord from time to time regarding Landlord’s reporting requirements under the LEED rating system (or other applicable certification standard) including, without limitation, informational requests regarding Tenant’s utility usage.

(c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above, Tenant shall first obtain the written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. However, Tenant may, at Tenant’s expense, as an initial Improvement or as an Alteration, install additional equipment in order to supply additional electrical capacity to the Premises. Additionally, Landlord may cause an electric current meter or submeter to be installed in or about the Premises to measure the amount of any such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.

(d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord.

(e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(f) After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord’s standard charge for such after-hours use, which rate shall be equal to Landlord’s reasonable estimate of its actual cost to provide such service.

(g) Reasonable Charges. Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Sections 11(c) and (f) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use.

(h) Sole Electrical Representative. Tenant agrees that Landlord shall be the sole and exclusive representative with respect to, and shall maintain exclusive control over, the reception, utilization and distribution of electrical power, regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.

(i) Backup Generator. Tenant shall be entitled to the exclusive use of the existing backup generator serving the Premises during the Term of this Lease and any extension thereof unless and until Tenant, by written notice to Landlord (the “Generator Turnover Notice”), advises Landlord that it shall no longer require the use of the backup generator. Landlord shall provide such existing backup generator to Tenant in its “as is” condition; provided, however, that Landlord shall provide Tenant with Landlord’s maintenance records with respect to such generator. Unless and until Tenant delivers a Generator Turnover Notice, Tenant shall be solely responsible for maintenance and repair of the backup generator during the Term and shall provide Landlord with records of such maintenance and repair. If Tenant fails to maintain and repair such backup generator in a manner reasonably satisfactory to Landlord, Landlord may so notify Tenant, and if Tenant fails to perform such maintenance and repair within ten (10) business days after such notice from Landlord, Landlord may perform such work and charge Tenant for Landlord’s cost thereof, which shall be payable by Tenant within thirty (30) days after demand as Additional Rent. Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project, and Section 28(a) of this Lease below shall apply to Tenant’s use of the backup generator. Unless and until Tenant delivers a Generator Turnover Notice, such generator shall be deemed to be a part the Premises for purposes of Articles 13 and 14 below.

(j) Limited Abatement. If Tenant is prevented from using, and does not use, the Premises or a substantial portion thereof as a result of a Prevention Event (defined below), and the Prevention Event did not result from a casualty covered by Article 16 below and did not arise out of or result from the breach of this Lease by Tenant or the negligence or willful misconduct of Tenant, its employees, agents, visitors, contractors, subcontractors, guests, successors, assigns, partners, affiliates, invitees or licensees, then Tenant may give written notice of such Prevention Event to Landlord. If the Prevention Event continues for five (5) consecutive business days (the “Prevention Period”) after Landlord’s receipt of such written notice from Tenant, then Basic Rental and Direct Costs under Article 3 above shall be abated or reduced after expiration of the Prevention Period, for such time that Tenant continues to be so prevented from using, and does not use (as a direct result of the Prevention Event in question), the Premises or a substantial portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (as a direct result of the Prevention Event in question), bears to the total rentable area of the Premises, provided that, subject to the foregoing provisions of this subsection (j), Basic Rental and Direct Costs under Article 3 above shall be abated completely (for such time that Tenant is prevented from using and does not use the Premises as a direct result of the Prevention Event in question) if the portion of the Premises that Tenant is prevented from using, and does not use, as a direct result of the Prevention Event in question, is so significant as to make it impractical for Tenant to conduct its business in the Premises and Tenant does not, in fact, for that reason, conduct its business in the Premises. For purposes hereof, the term “Prevention Event” is defined as (i) any repair or maintenance work which: (A) was required to be performed by Landlord under Section 9(a) of this Lease, and (B) Landlord failed to timely perform for reasons not beyond the reasonable control of Landlord; or (ii) any failure by Landlord, to provide services to the Premises that Landlord is required to provide under Section 11(a) above, provided such failure is caused by the negligence or willful misconduct of Landlord; or (iii) the circumstances regarding Hazardous Materials described in Section 28(e) below.

(k) Supplemental HVAC. Tenant shall be entitled to install, as an initial Improvement or as an Alteration, dedicated heating, ventilation and air conditioning units (“Supplemental Units”) within the Premises at Tenant’s sole cost and expense. The plans and specifications for any Supplemental Units shall, as indicated in Article 9 above and the Tenant Work Letter (as applicable), be subject to Landlord’s reasonable approval. If Tenant elects to install Supplemental Units within the Premises, Tenant shall also install, at Tenant’s sole cost and expense, separate meters or at Landlord’s option, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such meters or submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Supplemental Units and such units shall, at Landlord’s option, be considered to be a fixture within the Premises and in such case shall remain upon the Premises upon the expiration or earlier termination of the Lease Term or any applicable Option Term.

ARTICLE 12

RIGHTS OF LANDLORD

(a) Right of Entry. Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (only during the last twelve (12) months of the Term (or any applicable Option Term) or during any period of Tenant default), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. Landlord shall use its commercially reasonable efforts to minimize any disruption to or interference with the business operations of Tenant in connection with any such entry. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.

(b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, and (iii) to comply with any federal, state or local law, rule or order. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or Other charges due hereunder as a result of same (subject to the provisions of Section ll(j) above), make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.

(c) Rooftop Equipment. If Tenant desires to use the roof of the 26642 Building and/or the 26672 Building to install communication and/or supplemental HVAC equipment to be used from the Premises, Tenant may so notify Landlord in writing (“Rooftop Equipment Notice”), which Rooftop Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If at the time of Landlord’s receipt of the Rooftop Equipment Notice, Landlord reasonably determines that space is available on the roof of the applicable building for such equipment, then subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain (i) supplemental HVAC equipment required for Tenant’s Supplemental Units (“Rooftop HVAC Equipment”) and/or (ii) one (1) so-called “satellite dish” or other similar device, such as antennae on either the 26642 Building or the 26672 Building, or both (collectively, “Communication Equipment”) no greater than one (1) meter in diameter, together with aesthetic screening designated by Landlord and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at locations on the roof of the applicable building designated by Landlord. The Rooftop HVAC Equipment and the Communication Equipment may be collectively referred to herein as the “Rooftop Equipment”.

Landlord shall have the right to require Tenant to relocate the Rooftop Equipment at any time to another location on the roof of the applicable building reasonably approved by Tenant, provided that the cost thereof shall be borne by Landlord. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Rooftop Equipment shall be governed by the following terms and conditions:

(A) Tenant’s right to install, replace, repair, remove, operate and maintain the Rooftop Equipment shall be subject to all governmental laws, rules and regulations and covenants, conditions and restrictions and Landlord makes no representation that such covenants, conditions and restrictions and laws, rules and regulations permit such installation and operation.

(B) All plans and specifications for the Rooftop Equipment shall be subject to Landlord’s reasonable approval.

(C) All costs of installation, operation and maintenance of the Rooftop Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.

(D) It is expressly understood that Landlord retains the right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not unreasonably interfere with Tenant’s use of the Rooftop Equipment.

(E) Tenant shall use the Rooftop Equipment so as not to cause any interference to the non-communication equipment operations of other tenants within their premises.

(F) Tenant shall use the Rooftop Equipment so as not to cause any interference with any Communication Equipment which may exist prior to installation of Tenant’s Rooftop Equipment.

(G) Landlord shall not have any obligations with respect to the Rooftop Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the existing installations or use of similar equipment by others on the roof of the Project) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Communication Equipment available to any third party and the Communication Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises.

(H) Tenant shall (i) be solely responsible for any damage caused as a result of the Rooftop Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Rooftop Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Rooftop Equipment.

(I) The Rooftop Equipment shall remain the sole property of Tenant. At Landlord’s election, Tenant shall remove the Rooftop Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Rooftop Equipment and repair the Project within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 12(c)(1) shall survive the expiration or earlier termination of this Lease.

(J) The Rooftop Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease.

(K) Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord’s rooftop management company regarding Tenant’s installation, use and operation of the Rooftop Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Section 12(c).

(d) Secured Areas. Tenant may designate certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information, provided Landlord shall have the right to approve of the designation of such Secured Areas, such approval not to be unreasonably withheld or delayed. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or unless Landlord is accompanied by a Tenant escort, to the extent an escort is reasonably available (provided that Tenant agrees to make such escort available within twenty-four (24) hours following any request by Landlord for access thereto in accordance with the terms of this Lease). Landlord need not clean or provide any other janitorial services to any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Project structure and/or the Project systems (provided that Landlord is required to perform the same in accordance with the terms of this Lease; otherwise, Tenant shall perform the same, at its sole cost and expense); (ii) as required by applicable laws (provided that Landlord is required to perform the same in accordance with the terms of this Lease; otherwise, Tenant shall perform the same, at its sole cost and expense), or (iii) in response to specific requests by Tenant for services that are required to be provided by Landlord pursuant to the terms of this Lease and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 13

INDEMNITY: EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively, “Landlord Parties”) harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord shall indemnify, defend and hold harmless Tenant, and its members, shareholders, officers, directors, employees and contractors (collectively, “Tenant Parties”) from any Claims to the extent resulting from any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease or arising from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting where the damage is caused solely by the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease).

(b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities). Additionally, other than with respect to any rent and other charges payable by Tenant pursuant to the terms of this Lease, claims under Articles 5, 17, 25 or 28 of this Lease, any damages to which Landlord is entitled under California Civil Code Section 1951.2 (or any successor law) and/or any damages to which Landlord is entitled under California Civil Code Section 1951.4 (or any successor law), Tenant shall not be liable to Landlord for Landlord’s lost profits. Further, Landlord and the Landlord Parties shall not be liable for damage or injury that may be sustained in, upon or about the Premises by Tenant, its employees, invitees, customers, agents, or contractors, or any other person, except to the extent such damage or injury results from the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease). Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c) Security. Landlord shall continue to provide card key access systems for entrance to the 26642 Building and the 26672 Building throughout the Term. Tenant acknowledges that Landlord’s election whether or not to provide any additional type of mechanical surveillance or additional security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no duty or liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim. Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes, except as expressly provided in Section 13(a) above.

ARTICLE 14

INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord so long as the same is consistent with increasing industry standards for similar buildings in the general vicinity of the Project.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord’s Insurance. Landlord may, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

(e) Compliance with Insurance Requirements. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a Use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project or any other buildings which are in the same complex as the Project, or (c) a use that is not compatible with the existing certification or a planned future certification of the Project under the LEED rating system (or other applicable certification standard), or (d) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii) The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof; or

(iv) A letter(s) of intent has been agreed upon between Landlord and the proposed assignee or subtenant in the five (5) months preceding Tenant’s request for Landlord’s consent, regarding the leasing of space by such proposed assignee or subtenant in the Project.

(a) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer, which the parties hereby stipulate to be $[***], unless Landlord provides to Tenant evidence that Landlord has incurred greater costs in connection with the proposed Transfer;

(b) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(c) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. Landlord shall grant or deny consent to a proposed Transfer by written notice to Tenant within fifteen (15) business days after Landlord’s receipt of an executed duplicate original of the Transfer document together with a completed lease application by the Transferee and financial information reasonably requested by Landlord. If Landlord fails to so respond in writing to Tenant within said fifteen (15) business day period, Tenant may send a second written notice (“Deemed Response Notice”) to Landlord with such information and indicating that such Deemed Response Notice is being delivered pursuant to Article 15 of this Lease. Landlord’s failure to withhold its consent by written notice to Tenant within five (5) business days after Landlord’s receipt of a properly delivered Deemed Response Notice shall be deemed to

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

constitute Landlord’s consent to such Transfer. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord [***] percent ([***]%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer (if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis), after deducting the reasonable expenses incurred by Tenant in connection with such Transfer for (i) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) paid by Tenant to the Transferee in connection with such Transfer; (ii) any brokerage commissions incurred by Tenant in connection with the Transfer; (iii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer; (iv) any lease takeover incurred by Tenant in connection with the Transfer; and (v) out-of-pocket costs of advertising the space subject to the Transfer; and (vi) the aggregate amount of Basic Rental and Direct Costs paid by Tenant for the space which is the subject of the assignment or sublease during the period prior to the commencement of the term of the Transfer during which Tenant does not occupy the subject space, commencing on and after the Downtime Start Date (as defined below) (collectively, “Transfer Costs”). The “Downtime Start Date” shall mean the later of (A) the date which Tenant vacates and does not reoccupy the subject space and delivers written notice of the same to Landlord, and (B) the date Tenant enters into a listing agreement for the subject space with a reputable broker, and provides Landlord with written notice thereof. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought (together with any available monetary damages awarded by a court of competent jurisdiction, subject to the terms of this Lease, including, without limitation, Article 26 below), and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity (a) which is controlled by, controls, or is under common control with Tenant; (b) with which Tenant has merged or consolidated, or (c) which acquires all or substantially all of the assets and/or shares of stock or equity interests of Tenant, and which continues to operate substantially the same business at the Premises as had been maintained by Tenant), shall not be deemed a Transfer under this Article 15, shall not require Landlord’s consent, and shall not require the payment of a Transfer Premium, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

ARTICLE 16

DAMAGE OR DESTRUCTION

If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord’s sole opinion, be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the negligence or willful misconduct of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party’ designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If repairs cannot, in Landlord’s opinion, be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if either the 26642 Building or the 26672 Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. Tenant may elect to terminate this Lease in the event of a total destruction of either the 26642 Building or the 26672 Building by notifying Landlord in writing of such termination within thirty (30) days after the event of destruction, such notice to include a termination date not later than sixty (60) days after the date of such notice. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

ARTICLE 17

SUBORDINATION

This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property; however, Landlord represents to Tenant that as of the date of this Lease, the Project is not encumbered by any mortgage or deed of trust. This Lease is also subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which may hereafter affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof, and provided further that as a condition precedent to Tenant’s obligation to be subordinate to future liens, Landlord obtains from the lender or other party in question an SNDA (as defined below). Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant (an “SNDA”) to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within five (5) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project (including, without limitation, the parking areas) or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within seven (7) calendar days after notice that the same is due or payable hereunder; said seven (7) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

(b) Except as set forth in items (a) above and (c) through and including (f) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;

(c) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(d) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;

(e) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after the date the same shall have been filed or recorded; or

(f) Tenant’s failure to observe or perform according to the provisions of Articles 7, 14, 17 or 25 within two (2) business days after notice from Landlord.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.

(e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of ten percent ([***]%) per annum or the [***] from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to [***] percent ([***]%) of the amount overdue or $[***], whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment; provided, however, with respect to the very first overdue payment in any twelve (12) month period, a late charge for such first overdue payment shall not be payable hereunder unless Tenant fails to pay the overdue amount in question within five (5) days after receipt of written notice from Landlord and (ii) an additional charge of $[***] shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

(f) Promptly after request from Landlord, Tenant shall provide Landlord with an inventory of the FF&E (as defined in Section 2.2 of the Tenant Work Letter) located in the Premises. If this Lease is terminated and all or any portion of the FF&E is deemed to be abandoned under California law, then Landlord may, at Landlord’s option, retain such FF&E as Landlord’s property or may dispose of such property (and retain the proceeds thereof) in accordance with California law and Tenant agrees to cooperate with Landlord and execute commercially reasonable documents in connection with such election by Landlord. Nothing contained herein shall limit Tenant’s right to remove, replace or reconfigure Tenant’s FF&E.

(g) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease, Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation (except as otherwise set forth in this Lease), or the right to terminate this Lease on account of any Landlord default.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, provided that the transferee agrees in writing to assume all of Landlord’s obligations under this Lease from and after the date of such transfer or termination, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Landlord and Tenant warrant and represent to each other that they have had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions and that they know of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and do hereby indemnify and agree to hold one another, and their respective agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other party may incur should such warranty and representation prove incorrect, inaccurate or false. If Landlord fails to make any payment owed to John Gillespie dba Newport Commercial Realty Advisors (“Tenant’s Broker”) under the separate agreement between Landlord and Tenant’s Broker within thirty (30) days after Landlord’s receipt of invoice therefor, Tenant may send to Landlord a factually correct written notice of such failure to pay and if Landlord fails to fulfill such payment obligation within ten (10) business days after Landlord’s receipt of such notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s legitimate reasons as to why the amounts described in Tenant’s notice are not due and payable by Landlord to Tenant’s Broker (the “Broker Refusal Notice”), Tenant may, but shall not be required to, pay such amounts directly to Tenant’s Broker and to offset such amounts from the date of payment by Tenant until the date of offset, against Tenant’s first obligations to pay Monthly Basic Rental. However, Tenant shall not be entitled to any such offset if Tenant is in default under this Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Broker Refusal Notice and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Broker Refusal Notice, and if Tenant wishes to continue to proceed with such payment and offset, Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in Orange County, California, according to the then Rules of Commercial Arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant’s next obligations to pay Monthly Basic Rental. To the extent that Tenant makes payments to Tenant’s Broker under this Article 22, such amounts shall no longer be owed from Landlord to Tenant’s Broker. Notwithstanding anything to the contrary contained herein, Tenant may not offset monthly Basic Rental at any time that Tenant is in default under this Lease after expiration of applicable cure periods.

ARTICLE 23

PARKING

Tenant shall be entitled to use, commencing on the Commencement Date, the number of parking passes set forth in Article 1.1. of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. Subject to the approval of such reserved parking by the association formed under the covenants, conditions and restrictions for the Project, ten (10) of such parking passes shall be for reserved parking at the back side of the 26642 Building and ten (10) of such parking passes shall be for reserved parking at the front side of the 26642 Building, in each case at exact locations mutually agreed upon by Landlord and Tenant, in good faith, where such reserved parking will not adversely impact other tenants and visitors of the Project. The remainder of Tenant’s parking shall be for unreserved parking on a “first come” “first served” basis; provided, however, that Landlord may designate areas for Tenant’s unreserved parking and Landlord shall have the right to require Tenant’s parkers to use an identification system to ensure that Tenant’s parkers park only in such designated areas. Any such parking for Tenant shall be free of charge; provided, however, that Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may, from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Project parking facility. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 24

WAIVER

No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by the waiving party. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Landlord and Tenant (for purposes of this Article 25, each a “responding party”) shall each, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from the other (for purposes of this Article 25, each a “requesting party”), execute, acknowledge and deliver to the requesting party a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by requesting party): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the requesting party hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of the requesting party hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property or by any lender or financial partner of Tenant. The responding party’s failure to deliver such statement within such time shall constitute an admission by the other that all statements contained therein and made in good faith are true and correct.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of (a) the rents, issues and profits of the Project (which shall be deemed to include the net proceeds of any sale of the Project by Landlord, provided that any claim is made by Tenant within one (1) year following the date of any such sale, as well as any insurance or condemnation proceeds not applied to the restoration of the Project and subject to the prior rights of any mortgagee or ground or underlying lessor of Landlord) plus (b) the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to seventy percent (70%) of the then current value of the Project (as such value is reasonably determined by Landlord). No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, terrorism, evacuation or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that (i) this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease, and (ii) notwithstanding the foregoing, the financial inability of Landlord or Tenant to perform their respective obligations under this Lease shall not be deemed to constitute an event of Force Majeure.

ARTICLE 28

HAZARDOUS WASTE

(a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(c) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.

(b) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

(c) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous Waste,” “Extremely Hazardous Waste,” or “Restricted Hazardous Waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “Hazardous Substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “Hazardous Material,” “Hazardous Substance,” or “Hazardous Waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “Hazardous Substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “Hazardous Substance”

pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ix) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(d) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(c) above.

(e) Landlord represents to Tenant that, to Landlord’s actual knowledge as of the date hereof, the Project does not currently contain any Hazardous Materials in violation of any existing applicable Laws. As used herein, the phrase “actual knowledge” shall mean the actual knowledge of Landlord’s property manager for the Project, without investigation or inquiry or duty of investigation or inquiry. Landlord’s property manager for the Project is making such representation and warranty on behalf of Landlord and not in such person’s individual capacity and, as a result, Landlord (and not such individual) shall be liable in the event of a breach of this representation. In the event of a breach of such representation contained in this subsection (e) during the Term, then Landlord’s sole obligation and responsibility to Tenant shall be (A) the commencement, within ninety (90) days after Landlord receives notice of such breach or discovery and verifies the accuracy of such claim, of a removal, encapsulation or other containment program reasonably elected by Landlord which is required by and complies with applicable Laws, and (B) the diligent prosecution of such program to completion, at no cost to Tenant, in such a manner as will make the Premises in compliance with the applicable environmental Law that had been violated under this subparagraph (e); provided, however, if Tenant is prevented from using, and does not use, the Premises or a substantial portion thereof as a result of the presence of such Hazardous Materials in violation of the representation of Landlord contained in this Section 28(e), such circumstances shall be deemed to constitute a Prevention Event under Section 11(j) above.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling (other than cabling existing prior to delivery of possession of the Premises to Tenant) and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant not to require Tenant to remove any data cabling servicing the Premises (in which event Tenant shall pay to Landlord the estimated cost [as determined by Landlord] to be incurred by Landlord in connection with removing said data cabling placed within the Premises by Tenant within twenty (20) days following written demand therefor from Landlord). Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within twenty (20) days following written demand therefor from Landlord).

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease. Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees.

(ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall use commercially reasonable efforts to not unreasonably interfere with Tenant’s permitted use of the Premises in connection therewith, but shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other reasonable, non-discriminatory Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant. In the event any other tenant or occupant fails to comply with the Rules and Regulations of the Project, and such non-compliance unreasonably and materially interferes with Tenant’s use of the Premises, upon written request from Tenant and provided such compliance is required under such tenant’s or occupant’s lease or other agreement with Landlord, Landlord shall use its reasonable efforts to cause such other tenants and/or occupants to comply with such Rules and Regulations.

(i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three (3) day notices, may be sent by regular mail.

(m) Intentionally Deleted.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, then after ten (10) days prior written notice to Tenant (which notice shall be in addition to and not in lieu of any other notice required or permitted under this Lease), Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord within thirty (30) days after demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord, unless otherwise expressly set forth in this Lease.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable; provided, however, that unless such changes are required by law, any such changes shall not materially and adversely affect Tenant’s use of or access to the Premises or abrogate or materially diminish Tenant’s rights and privileges under this Lease.

(iii) Landlord reserves the right, from time to time, to change the address of the Project at any time; provided, however, that if Landlord unilaterally changes the address of any building which includes a portion of the Premises (and such address change is not the result of a

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

governmental initiative), Landlord shall reimburse Tenant for the cost of reprinting Tenant’s then current stock of stationery, up to a maximum reimbursement of [***] Dollars ($[***]).

(iv) Landlord hereby agrees that, during the initial Lease Term (and any Option Term, if applicable), Landlord shall not name the Project after any other entity whose primary business is residential loan originations. Landlord’s agreement pursuant to this Section 30(o)(iv) is specifically subject to all existing and subsequently-adopted laws that prohibit or modify such restriction. In addition, the foregoing restriction shall be of no further force and effect if at any time during the initial Lease Term (or any Option Term, if applicable), the Premises are not primarily used by Tenant for a residential loan origination business.

(p) Signing Authority. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall provide Landlord with reasonable evidence of the authority of the individuals executing this Lease on behalf of Tenant.

(q) Identification of Tenant.

(i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

(A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.

(C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).

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(r) Common Ownership. Landlord and Tenant acknowledge that it is Landlord’s current intention to cause the ownership of the 22642 Building and the 26672 Building to be held by the same entity. If, however, at any time during the Lease Term or any Option Term, Landlord determines to separate ownership of the two (2) buildings or to separately finance the two (2) buildings (where the lender requires separate documentation), Tenant agrees to promptly after request from Landlord, execute commercially reasonable documents in order to separate Tenant’s lease of space in the 22642 Building from space leased in the 26672 Building. Any such documentation shall be on the exact same terms as specified in this Lease but as applicable to the relevant portion of the Premises. Landlord shall reimburse Tenant for its actual attorneys’ fees, up to a maximum of $[***], in connection with review and execution of such documents.

(s) Survival of Obligations. Any obligations of Landlord or Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(t) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential, except to the extent required by law or compelled by legal or administrative process, and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed Transferees.

(u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(v) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not knowingly assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(w) Financial Statements. Within ten (10) days after Tenant’s receipt of Landlord’s written request, but no more than two (2) times in any calendar year, Tenant shall provide Landlord with current financial statements (updated to within forty-five (45) days of Landlord’s request) of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be certified as true and correct by an officer of Tenant and prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant’s obligation to deliver such financial statements shall be subject to Landlord’s execution of a commercially reasonable confidentiality agreement.

(x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”

(bb) Temporary Use of Training Rooms. Subject to the terms of this Section 30(bb), Tenant shall be entitled to use the two (2) training rooms located on the second (2nd) floor of the 26672 Building during the period (the “Temporary Use Period”) from the Commencement of Date of this Lease until the earlier of the date expands the Premises to include the second (2nd) floor of the 26672 Building or the date Landlord notifies Tenant that Landlord has leased such space to a third party (provided that any such lease to a third party shall be subject to the restrictions in Article 32 below). Tenant’s use of such training rooms shall be subject to the following terms and conditions: (i) Tenant may use such training rooms for a maximum of ten (10) days in any calendar month, (ii) Tenant must provide Landlord with at least one (1) business days’ prior written notice of Tenant’s use of such training rooms, (iii) Tenant’s use of such training rooms shall be subject to prior scheduling of such rooms by Landlord, (iv) during the period of Tenant’s use of such training rooms, such rooms shall be considered to be a part of the Premises for purposes of Articles 13 and 14 above, and (v) Tenant shall have no obligation to pay any fee to Landlord for use of such rooms. Tenant acknowledges that such rooms will be provided by Landlord in their “as-is” condition and Landlord makes no representation or warranty with respect to such rooms or the suitability of such rooms for Tenant’s intended purposes.

(cc) Move-In/Move-Out. Landlord agrees that Tenant shall not be charged for use of elevators, electricity, HVAC (during normal business hours) or other utilities during Tenant’s move-in to the Premises nor Tenant’s move-out from the Premises upon expiration or earlier termination of this Lease.

(dd) NNN Conversion Option. If generally accepted accounting principles in effect as of the date of this Lease are modified to provide for separate accounting treatment of Basic Rental from costs of servicing the Premises, Tenant shall have the option (“Conversion Option”), exercisable by written notice to Landlord, to convert this Lease to a “triple net lease” effective as of January 1 of 2015 or January 1 of any subsequent year as specified by Tenant in such written notice to Landlord. If Tenant exercises the Conversion Option, then as of the effective date of such conversion (i) monthly Basic Rental payable by Tenant under this Lease shall be reduced by one twelfth (1/12) of Tenant’s Proportionate Share of Direct Costs for the Base Year, and (ii) amounts payable by Tenant pursuant to Sections 3(b), (c) and (d) above shall be calculated based upon Tenant’s Proportionate Share of Direct Costs (and not by the amount by which Tenant’s Proportionate Share of Direct Costs exceeds Tenant’s Proportionate Share of Direct Costs for Base Year). Upon Tenant’s exercise of the Conversion Option, Landlord and Tenant shall promptly execute an amendment to this Lease in order to memorialize such modifications.

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ARTICLE 31

OPTIONS TO EXTEND

(a) Option Rights. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) two (2) options (“Options”) to extend the Term for the “Extension Premises” (as that term is defined below) for periods of five (5) years each (each, an “Option Term”), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease other than an Affiliated Assignee) if the Original Tenant, in conjunction with any Affiliate(s), occupies at least [***] percent ([***]%) of the Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below). Tenant shall not be entitled to exercise the second (2nd) Option unless the Term has previously been extended for the first (1st) Option Term. Tenant shall have the unilateral right to irrevocably release, at any time prior to delivery of Tenant’s Acceptance for an applicable Option, either or both Options upon delivery of written notice of such release to Landlord. The term “Extension Premises” shall mean, at Tenant’s election, either (i) all of the Premises then leased by Tenant, or (ii) all of the 26642 Building plus any or all of the space then leased by Tenant in the 26672 Building, provided that (A) Tenant must elect to include all or none of the space on the second (2nd) floor of the 26672 Building in the Extension Premises, (B) except as provided in subsection (C) below, Tenant may elect to include space on the first (1st) and/or third (3rd) floor of the 26672 Building in the Extension Premises only on a suite-by-suite basis (based upon suites that were existing at the time such space was delivered to Tenant or, in the case of Suites 100 and 150 of the 26672 Building only, were demised as part of the Improvements) and may not include only a portion of any such suite(s) in the Extension Premises, and (C) if Tenant then leases all of the first (1st) or third (3rd) floor of the 26672 Building and Tenant removes the common area corridor on such floor, then notwithstanding subsection (B), Tenant must include all or none of such floor in the Extension Premises.. Tenant shall designate the Extension Premises in Tenant’s Interest Notice under Section 31 below.

(b) Option Rent. The rent payable by Tenant during the Option Terms (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean [***].

(c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in monetary default on the delivery date of the Interest Notice and Tenant’s Acceptance after expiration of applicable notice and cure periods; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than ten (10) months nor less than six (6) months prior to the expiration of the Term (or first Option Term, as applicable), stating that Tenant is interested in exercising the Option and designating the Extension Premises (subject to the parameters specified in Section 31(a) above); (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within ten (10) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term (or first Option Term, as applicable) shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd ) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

RIGHT OF FIRST OFFER

Landlord hereby grants to Tenant a right of first offer with respect to all space in the 26672 Building (“First Offer Space”). Notwithstanding the foregoing, (i) with respect to space which is currently leased to a third party, such first offer right of Tenant shall commence only following the expiration or earlier termination of such existing lease, including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to any other tenant of the Project as of the date of this Lease (“Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Article 32.

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(a) Procedure for Offer. Subject to the foregoing provisions of this Article 32 regarding the existing lease and the Superior Rights, Landlord shall notify Tenant (the “First Offer Notice”) from time to time when (x) Landlord receives a proposal or request for proposal for First Offer Space that Landlord would seriously consider and intends to commence negotiations with a third party, where no holder of a Superior Right desires to lease such space, or (y) within ten (10) business days following written request by Tenant (which may not be given more than four (4) times in any twelve (12) month period) (each, a “Tenant Request”); provided, however, that Landlord may not deliver a First Offer Notice to Tenant for (and may not lease or enter into an agreement to lease) all or any portion of the second (2nd) floor of the 26672 Building, except in response to a Tenant Request, prior to January 1, 2012. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed Market Rent for the space (if the First Offer Notice is delivered after the date which is eighteen (18) months after the Commencement Date) and all other proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”); provided, however, that (i) the Term for Tenant’s lease of the First Offer Space shall be coterminous with the Term of Tenant’s lease of the original Premises, (ii) the date upon which Tenant’s monetary obligations for the First Offer Space commence shall be the earlier of (A) the date upon which Tenant commences business operations from the First Offer Space, or (B) the date which is one hundred fifty (150) days after the date Landlord delivers possession of the First Offer Space to Tenant, and Tenant shall be entitled to renovate the leasehold improvements in the First Offer Space in accordance with, and subject to, the provisions of this Lease pertaining to Alterations, and (iii) if the First Offer Notice is delivered to Tenant on or before the date which is eighteen (18) months after the Commencement Date, the Economic Terms shall reflect that (A) the Basic Rental for the First Offer Space shall be at the same rate (per rentable square foot) payable from time-to-time for the original Premises provided in Section 1.C above and subject to abatement at the same times as provided in Section 3(a) above (but any rent credit under Sections 2.2 and/or 2.3 of the Tenant Work Letter shall not apply to the First Offer Space), provided that the rate (per rentable square foot) payable from time-to-time for the First Offer Space shall be adjusted by Landlord as necessary from the rates (per rentable square foot) provided in Section 1.C. above (and the abatement provided in Section 3(a) above shall also be adjusted) so that the effective rate of Basic Rental (per rentable square foot) for the First Offer Space shall be $[***] per rentable square foot per month for the term of Tenant’s lease of the First Offer Space, (B) the Base Year shall be the same as the Base Year for the original Premises, (C) the Improvement Allowance to be provided by Landlord for the First Offer Space shall be the product of [***] Dollars ($[***]) per rentable square foot of the First Offer Space multiplied by a fraction, the numerator which is the number of months from the commencement date of the term for the First Offer Space until expiration of the Term, and the denominator which is sixty (60) (for example, if there are 50 full calendar months remaining in the Term on the commencement date of the First Offer Space, Tenant shall be entitled to receive an Improvement Allowance of $[***] per square foot (50 / 60 months x $[***] p.s.f. = $[***] p.s.f.) of rentable area of the First Offer Space, and such Improvement Allowance shall be applied toward the cost of Improvement Allowance Items, in the same proportions as outlined in Section 2.2 (Disbursement of Improvement Allowance) of Exhibit “D”), and (D) at the time of Tenant’s execution of the Expansion Amendment, Tenant shall increase the amount of Security Deposit by an amount equal to the last month’s basic rental for the First Offer Space and shall prepay monthly Basic Rental for the twenty second (22nd), twenty third (23rd), twenty fourth (24th), and twenty fifth (25th) full calendar months of the Term with respect to the First Offer Space. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last ten (10) months of the initial Term or first Option Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last six (6) months of the initial Term or first Option Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) above.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice (“Exercise Notice”) to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice (if the First Offer Notice is

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given pursuant to clause (x) of Section 32(a) above) or with respect to any or all entire suite(s) described in the First Offer Notice (if the First Offer Notice is given in response to a Tenant Request under clause (y) of Section 32(a) above), and the Economic Terms shall be as set forth in the First Offer Notice, unless Tenant objects to Landlord’s Economic Terms and proposes revised Economic Terms (“Tenant’s Proposal”) in Tenant’s Exercise Notice. If Tenant timely delivers the Exercise Notice but so objects to Landlord’s Economic Terms, Landlord may elect, within ten (10) business days following receipt of such Exercise Notice from Tenant, either to: (i) lease such First Offer Space to Tenant upon the revised Economic Terms specified in the Tenant’s Proposal; or (ii) have the Economic Terms, including the Market Rent, determined in accordance with Section 31(d) above. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above. If Landlord chooses, or is deemed to have chosen, clause (ii) above, the Market Rent determined in accordance with Section 31(d) above shall establish Economic Terms with respect to the First Offer Space; provided, however, that during the pendency of any such determination, the parties shall proceed with and utilize the Economic Terms specified in Landlord’s First Offer Notice and if Economic Terms reflected in the Tenant’s Proposal are ultimately determined to apply, the parties shall promptly make a retroactive adjustment. If Tenant does not, in response to a First Offer Notice given under clause (x) of Section 32(a) above, unconditionally exercise its right of first offer within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(b) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease. Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment (“Expansion Amendment”) adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the Economic Terms provided in this Article 32.

(d) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease other than an Affiliated Assignee) if the Original Tenant, in conjunction with any Affiliated Assignee and any Affiliate(s), occupies at least [***] percent ([***]%) of the Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in monetary default under this Lease after expiration of applicable notice and cure periods.

(e) Blackout Dates. The time period within which either Landlord or Tenant is obligated to respond to any notice given under this Article 32 shall not commence to run if any such notice under this Article 32 is received between December 21 of any calendar year and January 2 of the immediately following calendar year. In such event, the notice shall be deemed to have been received, and the applicable time period shall commence to run, on January 2.

ARTICLE 33

OPTION TO CONTRACT

Provided Tenant fully and completely satisfies each of the conditions set forth in this Article 33, Tenant shall have the option (“Contraction Option”) to terminate this Lease as to the “Contraction Space” as defined below effective as of a date(s) selected by Tenant which is after expiration of the second (2nd) Lease Year (as to space which is a part of the initial Premises) or effective as of a date(s) selected by Tenant which is after the date which is two (2) years after the commencement of Tenant’s lease of such space (as to any First Offer Space added to the initial Premises under Article 32 above). The term “Contraction Space” shall mean any or all of the space then leased by Tenant in the 26672 Building, provided that (i) if Tenant elects to include any space on the second (2nd) floor of the 26672 Building, then Tenant must include all of the space on the second (2nd) floor of the 26672 Building in the Contraction Space, (ii) except as provided in subsection (iii) below, Tenant may elect to include space on the first (1st) and/or

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

third (3rd) floor of the 26672 Building in the Contraction Space only on a suite-by-suite basis (based upon suites that were existing at the time such space was delivered to Tenant, or, in the case of Suites 100 and 150 of the 26672 Building only, were demised as part of the Improvements) and may not include only a portion of any such suite(s) in the Contraction Space, and (iii) if Tenant then leases all of the first (1st) or third (3rd) floor of the 26672 Building and Tenant removes the common area corridor on such floor, then notwithstanding subsection (ii) above, Tenant must include all or none of such floor in the Contraction Space. In order to exercise the Contraction Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“Contraction Notice”) of its exercise of the Contraction Option, which Contraction Notice must (i) state the effective date of such termination (“Contraction Date”), which date must be after the dates specified in the first sentence of this Article 33, and (ii) be delivered to Landlord at least nine (9) months prior to the applicable Contraction Date; (b) at the time of the delivery of the Contraction Notice to Landlord, Tenant shall not be in monetary default under this Lease, after expiration of applicable notice and cure periods; and (c) within ten (10) business days after receiving a Contraction Notice, Landlord shall deliver to Tenant Landlord’s determination of the fee payable by Tenant in connection with the Contraction Option (“Contraction Fee”), which shall be equal to the unamortized balance, as of the Contraction Date, of (A) the Tenant Improvement Allowance applicable to the Contraction Space, (B) brokerage commissions paid by Landlord in connection with Tenant’s lease of the Contraction Space (allocable to the Contraction Space based upon the rentable square footage of the applicable Contraction Space as compared to the total rentable square footage of the original Premises (or, if applicable, the total First Offer Space added to the Premises at the time the applicable commissions became due)) and (C) that portion of the Rent Abatement (allocable to the Contraction Space based upon the rentable square footage of the applicable Contraction Space as compared to the total rentable square footage of the original Premises) that Tenant has actually received or is entitled to receive prior to the Contraction Date or, for Contraction Space that was added to the Premises as First Offer Space, the total amount of Basic Rental abatement for the Contraction Space that Tenant has received or is entitled to receive prior to the Contraction Date in connection with such transaction; and Tenant shall pay the Contraction Fee to Landlord within ten (10) business days after receipt of Landlord’s notice of determination (provided, however, that if Tenant notifies Landlord that it disputes Landlord’s determination of the Contraction Fee, then any such payment shall be deemed made with an express reservation of Tenant’s rights with respect thereto). If Tenant fails to pay the Contraction Fee within such ten (10) business day period, Tenant’s exercise of the Contraction Option shall be null and void. By way of clarification, Tenant may exercise the Contraction Option at separate times, but each exercise of the Contraction Option must be with respect to separate eligible Contraction Space(s). For Contraction Space which was previously First Offer Space added to the initial Premises under Article 32 above, the amortization described in the calculation of the Contraction Fee shall be calculated on an amortization schedule commencing as of the Commencement Date of Tenant’s lease of such space and continuing until the Expiration Date, based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent ([***]%) per annum. For Contraction Space which was originally a part of the initial Premises, such amortization shall be calculated on a sixty (60) month amortization schedule commencing as of the Commencement Date based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent ([***]%) per annum. If Tenant properly exercises its Contraction Option, (y) Landlord and Tenant shall execute an amendment to this Lease documenting such modification to the Premises upon the terms specified in this Article 33 including, without limitation, a pro rata adjustment to the Monthly Basic Rental, parking passes and Tenant’s Proportionate Share, and (z) Tenant shall vacate, surrender and deliver exclusive possession of the applicable Contraction Space to Landlord on or before the Contraction Date and if Tenant fails to do so, then the holdover provisions of Article 5 of this Lease shall apply with respect to such Contraction Space.

ARTICLE 34

SIGNAGE

Tenant shall be entitled to install, at its sole cost and expense, the following signage (collectively, “Signage”): (i) two (2) exterior signs at the top level of the 26642 Building, and (ii) one (1) monument sign at the 26642 Building. Furthermore, if Tenant expands into the entire second (2nd) floor of the 26672 Building and has not previously exercised its Contraction Option with respect to Suites 100 and 150 at the 26672 Building and waives

Tenant’s right to exercise the Contraction Option with respect to Suites 100 and 150 of the 26672 Building in the future, Tenant may also install a sign on the exterior of the 26672 Building, at Tenant’s sole cost and expense, and such sign shall be considered a part of the Signage hereunder. The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental and association permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Notwithstanding the foregoing, Landlord acknowledges that it has approved the design and approximate location of the Signage reflected on Exhibit “F” attached hereto and made a part hereof; provided, however, that Tenant acknowledges that additional information will be required in order to submit such Signage for governmental and association approval including, without limitation, information on how such Signage will be anchored, information regarding cross-sections, information regarding the electrical components of the sign and the lighting system/layout and the power source location, the metering or sub-metering system and the distance from the top of the building to the top of the Signage, from the bottom of the Signage to the top of the window line and from the end of the Signage to the closest comer. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefore, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, electrical consumption, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant, any Affiliated Assignee, and any Affiliate(s) collectively fail to occupy at least seventy-five percent (75%) of the space leased by Tenant in the Project, Tenant’s right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Article 34 below. The rights to the Signage shall be personal to the Original Tenant and may not be transferred, except that in connection with any assignment of Tenant’s interest under this Lease to an Affiliated Assignee, Tenant’s Signage may be assigned to the assignee so long as the name of the assignee is not an “Objectionable Name,” as that term is defined below. In addition, should the name of the Original Tenant change, Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s Signage to reflect Tenant’s new name, but only if Tenant’s new name is not an “Objectionable Name.” The term “Objectionable Name” shall mean any name that (i) relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a building comparable to the Project, taking into consideration the level and visibility of Tenant’s Signage, or (ii) conflicts with any covenants in other leases of space in the Project. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right, after an additional ten (10) days notice to Tenant and Tenant’s failure to cure or commence to cure (if such cure reasonably requires more than ten (10) days) such failure, to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

	By:	ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

By:
			Its:	Scott E. Lyle
Chief Operating Officer

By:
			Its:	SVP

“TENANT”	LOANDEPOT.COM LENDING LLC,
a Delaware limited liability company

By:
	Print Name:	Tomo Yebisu
	Title:	President

By:
	Print Name:	John Lee
	Title:	CFO

EXHIBIT “A”

PREMISES

TOWNE CENTRE PLAZA II, Bldg B, First Floor
26642 TOWNE CENTRE DRIVE
FOOTHILL RANCH, CA 92610

TOWNE CENTRE PLAZA II, Bldg B, Second Floor
26642 TOWNE CENTRE DRIVE
FOOTHILL RANCH, CA 92610

TOWNE CENTRE PLAZA II, Bldg B, Third Floor
26642 TOWNE CENTRE DRIVE
FOOTHILL RANCH, CA 92610

EXHIBIT “A”

Suite 150
Suite 100

TOWNE CENTRE PLAZA III, Bldg C, First Floor

26672 TOWNE CENTRE DRIVE
FOOTHILL RANCH, CA 92610
1826C_01

Suite 310

TOWNE CENTRE PLAZA III, Bldg C, Third Floor

26672 TOWNE CENTRE DRIVE
FOOTHILL RANCH, CA 92610
1826C_03

Confidential

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT “A”

EXHIBIT “B”

RULES AND REGULATIONS

1. No sign, advertisement or notice (other than Tenant’s permitted Signage pursuant to Article 34 of the Lease) shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner reasonably designated by Landlord, and always at Tenant’s sole responsibility and risk. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto, which shall not be unreasonably withheld, conditioned, or delayed. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord reasonably determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.

EXHIBIT “B”

7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material (except as required in connection with Tenant’s use of the backup generator pursuant to Section 11(i) of the Lease), or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as reasonably approved by Landlord.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

10. Tenant shall reasonably cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with any thermostats or control valves. Tenant shall participate in recycling programs undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.

11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or reasonably disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord.

15. No additional locks or bolts of any kind shall be placed upon any of the exterior doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

EXHIBIT “B”

16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays and may at all times control access to the equipment areas of the Project outside the Premises. Each tenant shall be responsible for all persons for whom it requests afterhours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules and charges pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises, and final departure therefrom. Landlord may also establish from time to time reasonable rules for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

19. All doors opening on to public corridors shall be kept closed, except for doors to Tenant’s reception area (to the extent such doors are permitted under law to be open) or when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. The requirements of tenants will be attended to only upon application to the management office of the Project.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or minimize any vibration, noise or annoyance.

23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall not permit the consumption in the Premises of more than a total of 6.6 watts per net rentable square foot in the Premises, at any one time. In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

26. Parking.

(a) Subject to Landlord’s reasonable security requirements, repairs made by Landlord to the Project and Articles 16 and 18 of the Lease, Tenant shall have access to the Project parking facility twenty-four (24) hours per day, seven (7) days per week throughout the Term.

(b) Automobiles must be parked entirely within the stall lines on the floor.

EXHIBIT “B”

(c) All directional signs and arrows must be observed.

(d) The speed limit shall be 5 miles per hour.

(e) Parking is prohibited in areas not striped for parking.

(f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $20.00 for loss of any parking or access card

(g) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense. In either of said events, any sticker or any other form of identification supplied by Landlord (or its operator) will, to the extent feasible, be returned to Landlord (or its operator).

(h) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(i) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(j) Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(k) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(l) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(m) Tenant agrees to acquaint all employees with these Rules and Regulations.

(n) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

28. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

EXHIBIT “B”

EXHIBIT “C”

NOTICE OF TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated , 20 , between (“Landlord”), and (“Tenant”), concerning Suite , located at .

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of                      for a term of                      ending on                     .

3. That in accordance with the Lease, Basic Rental commenced to accrue on                     .

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                      at                             .

6. The exact number of rentable square feet within the Premises is                      square feet.

7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is         %.

AGREED AND ACCEPTED:

TENANT:

,
a

By:
Its:

EXHIBIT ONLY

***DO NOT SIGN – INITIAL ONLY***

EXHIBIT “C”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

EXHIBIT “D”

TENANT WORK LETTER

[LOANDEPOT.COM LENDING LLC]

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floors of the Project on which the Premises is located (collectively, the “Base, Shell and Core”). Subject to Article 8 of the Lease and this Section 1 below, Tenant has inspected and hereby approves the condition of the Premises and Base, Shell and Core, and agrees that, subject to construction of the Improvements, the Premises and the Base, Shell and Core shall be delivered to Tenant in its current “as-is” condition. The improvements to be initially installed in the Premises shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the Premises shall be an “Improvement Allowance Item”, as that term is defined in Section 2.2 of this Tenant Work Letter. Notwithstanding the foregoing, Landlord shall, using Project-standard materials and finishes, separately demise Suite 100 and Suite 150 of the 26672 Building from the remainder of the ground floor (the “Demising Work”), and [***] percent ([***]%) of the cost of Demising Work shall be borne by Landlord and [***] percent ([***]%) of the cost of Demising Work shall be an Improvement Allowance Item chargeable to the Improvement Allowance pursuant to Section 2.2 below. In addition, Landlord shall, at Landlord’s sole cost and expense, (a) repaint the facia of the 26642 Building using Project-standard materials in order to provide a uniform color prior to installation of Tenant’s Signage, (b) prepare those areas of the ground floors of the Premises on which Tenant will be installing vinyl composition tile or Project-standard carpet tile as necessary to receive such tile, including moisture testing and installation of any necessary moisture or vapor barrier (collectively, the “Ground Floor Prep Work”). With respect to the Ground Floor Prep Work, Landlord shall cause the ground floors to be scraped and prepped on or before April 8, 2011 and shall cause the installation of any necessary moisture or vapor barrier to be installed prior to the time that Tenant lays such vinyl composition tile or Project-standard carpet tile. Finally, concurrently with construction of the Improvements, Landlord shall, at Landlord’s option, either permit Tenant to cause its Contractor to modify the existing insulation located in the third (3rd) floor of each building to the extent such modification is required in order to comply with current Code requirements (the “Insulation Modification Work”) or shall retain its own qualified contractor to perform the Insulation Modification Work. Tenant shall cause its Contractor to provide Landlord with a bid for the Insulation Modification Work and, based upon such bid, Landlord shall notify Tenant that Landlord either authorizes Tenant’s Contractor to perform the Insulation Modification Work or that Landlord elects to retain its own qualified contractor to perform the Insulation Modification Work. The cost of the Insulation Modification Work shall be borne solely by Landlord and, if Landlord elects to authorize Tenant’s Contractor to perform such work, shall be in addition to the Improvement Allowance and shall be disbursed in accordance with the procedures specified in Section 2.2 below. If Landlord elects to retain its own qualified contractor to perform the Insulation Modification Work, Landlord shall use reasonable efforts to cause such work to not interfere with Tenant’s construction of the Improvements.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $[***] (based on $[***]

EXHIBIT “D”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

per rentable square foot of the 26642 Building and Suite 100 and Suite 150 of the 26672 Building ($[***]) plus $[***] per rentable square foot of Suite 310 in the 26672 Building ($[***]) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Improvements”) and the other Improvement Allowance Items described in Section 2.2 below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant, by the date which is ninety (90) days after the Commencement Date (except for the rent credit described in Section 2.2(vi) below).

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process described below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect,” the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and Tenant’s project manager, and payment of the third-party fees incurred by Landlord and Landlord’s consultants in connection with the third party review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter (if necessary); (ii) the cost of permits; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); (v) [***] percent ([***]%) of the cost of the Demising Work as described in Section 1 above, and (vi) up to [***] Dollars ($[***]) per rentable square foot of the Improvement Allowance and/or Tenant’s Contribution may be used for costs for furniture, furniture systems, cabling, phone systems and other trade fixtures used by Tenant in the Premises including, without limitation, cubicles (collectively, “FF&E”) and for cost of moving to the Premises (collectively, “Miscellaneous Costs”) and as a credit against Tenant’s obligations to pay Basic Rental under the Lease commencing with the thirty seventh (37th) full calendar month of the Term, provided that (A) Tenant shall not be entitled to such credit if Tenant is then in monetary default under the Lease, and (B) a maximum of [***] Dollars ($[***]) per rentable square foot of the [***] Dollars ($[***]) per rentable square foot total amount may be used as such credit against Basic Rental. In addition, in no event shall more than [***] Dollars ($[***]) per rentable square foot of the Improvement Allowance be used for the aggregate cost of items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid for by Tenant as part of the Over-Allowance Amount.

2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d) [such releases shall be conditioned with respect to the current month’s request for payment and unconditional with respect to the prior month’s request]; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, and provided Tenant has made Tenant’s Contribution pursuant to Section 2.3 below, Landlord shall within thirty (30) days after receipt of the items specified in the foregoing clauses (i)-(iv), deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a [***] percent ([***]%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard

EXHIBIT “D”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property. If the total estimated cost of Improvement Allowance Items exceeds the Improvement Allowance, Tenant shall be required to first fund such excess prior to the commencement of Landlord’s obligation to fund the Improvement Allowance (via Tenant’s Contribution or otherwise) and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord’s disbursement of the Improvement Allowance.

2.3 Tenant’s Contribution. Tenant agrees to contribute at least [***] Dollars ($[***]) per rentable square foot of the Premises toward the cost to design and construct the Improvements and the other Improvement Allowance Items. Such contribution by Tenant may be referred to herein as “Tenant’s Contribution”. Tenant may make Tenant’s Contribution in the following manner: (i) Tenant may provide reasonable evidence that Tenant has paid costs for design and construction of the Improvements, and/or (ii) Tenant may provide Landlord with written notice that Tenant has incurred charges for the Miscellaneous Costs, together with reasonable evidence that Tenant has either paid such costs or is contractually committed to pay such costs. After Tenant has made the total Tenant’s Contribution of [***] Dollars ($[***]) per rentable square foot of the Premises and provided that Tenant is not then in default under the Lease, Tenant shall be entitled to a credit against Tenant’s obligations to pay Basic Rental under the Lease in the total amount of [***] Dollars ($[***]) per rentable square foot of the original Premises, which credit shall commence with the thirty seventh (37th) full calendar month of the Term (or later to the extent Basic Rental for such month is already abated pursuant to Section 2.2 above) and shall continue until the total amount of such credit against Basic Rental equals the total Tenant Contribution of [***] Dollars ($[***]) per rentable square foot of the original Premises.

2.4 Standard Improvement Package. Landlord has established specifications (the “Specifications”) for the Project standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

2.5 Failure to Fund Allowance. If Landlord fails to timely fund any monthly payment of the Improvement Allowance or the Final Retention of the Improvement Allowance within the time periods set forth above in Section 2.2 above, Tenant shall be entitled to deliver written notice (“Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s legitimate reasons as to why the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) against Tenant’s first

EXHIBIT “D”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

obligations to pay Monthly Basic Rental. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in Orange County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant’s next obligations to pay Monthly Basic Rental. Notwithstanding anything to the contrary contained herein, Tenant may not offset monthly Basic Rental at any time that Tenant is in default under this Lease after expiration of applicable cure periods.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval, which shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within five (5) business days after receipt. Landlord shall deliver to Tenant’s Representative existing as-built CAD drawings for the Project at Landlord’s sole cost; provided, however, that Tenant shall, within sixty (60) days after the completion of construction of the Improvements, either deliver new as-built CAD drawings for the Improvements to Landlord or shall reimburse Landlord for the actual costs incurred by Landlord to obtain the existing as-built CAD drawings for the Project, up to a maximum reimbursement of [***] Dollars ($[***]). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, which shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within five (5) business days after receipt.

3.3 Final Working Drawings. Upon Landlord’s approval of the Final Space Plan, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within five (5) business days after receipt.

EXHIBIT “D”

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements which approval (as indicated above) shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within five (5) business days after receipt. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and which shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within five (5) business days after receipt.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. The contractor which shall construct the Improvements (“Contractor”) shall be a contractor selected by Tenant and reasonably approved by Landlord.

4.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, and which shall either be given or withheld (together with Landlord’s reasonably detailed basis for withholding such approval) within three (3) business days after request by Tenant. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any fire, life-safety work.

4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s construction rules and regulations which may include, without limitation, a requirement that any work in a multi-tenant building that Landlord determines may be noisy, may cause vibrations or may otherwise disrupt other occupants of the Project must be performed on an after-hours basis.

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.

4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.

EXHIBIT “D”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

4.4.3.2 Special Coverages. Tenant (or the Contractor, on Tenant’s behalf) shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. If the cost of design and construction of the Improvements which is not funded from the Improvement Allowance is anticipated to exceed $[***], Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee; provided, however, if Tenant institutes the Lien Protection Procedure described in Section 9(d) of the Lease, Landlord shall not require a lien and completion bond or other alternate form of security.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Ali Fetanat as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

EXHIBIT “D”

EXHIBIT “E”

JANITORIAL SPECIFICATIONS

LOANDEPOT.COM LENDING LLC

JANITORIAL SERVICE SPECIFICATIONS

SERVICE FREQUENCY
		WHEN REQUESTED	DAILY	WEEKLY	MONTHLY	QUARTERLY	SEMI- ANNUALLY	ANNUALLY
A. JANITORIAL SERVICE SPECIFICATIONS FOR TENANT SUITES

1	Turn off all lights as soon as possible each night.		X

2	Vacuum all carpet in high traffic areas. ONLY HEPA BACK PACKS VACUUM’S TO BE USED			3X

3	Monitor all other suite areas and Spot Vacuum where needed.		X

4	Dust mop all resilient and composition floors with treated dust mops.			1X

5	Damp mop and spot clean lunchroom floors.		X

6	Spot clean all carpets, resilient and composition floors as required.			X

7	Service all walk off mats as required.			1X

8	Edge all carpeted areas.				1X

9	Thoroughly vacuum under and around all desks and office furniture.				1X

10	Clean and spray buff all resilient and/or composition flooring.				1X

11	Dust all desk and office furniture with treated dust cloths.			1X

12	Papers and folders on desks and floors are not to be moved.		X

13	Sanitize all telephone receivers. (Specify which offices)				X

14	Empty all waste paper baskets and other trash containers and return baskets and containers to their prior location. Put in clean plastic liner, if required.		X

15	Remove all trash from suites to designated trash areas.		X

16	Remove visible fingerprints, dirt smudges, spots, marks, graffiti, etc., from all areas, including doors, frames, wall switches and outlet plugs, walls, woodwork, ledges, elevator door jambs and elevator interiors.			1X

17	Return office and conference room chairs to proper positions taking care not to damage conference tables or desks. Clean conference room tables and dispose of left over food.		X

18	Clean, sanitize and polish drinking fountains. Clean splash marks from walls.		X

19	Police any tenant private stairwells daily. Dust banisters and handrails.			1X

20	Police all interior public corridor planters and areas around planters.			1X

21	Dust and remove debris from all metal door thresholds.			3X

22	Wipe clean smudged bright work. (Noticeable smudges to be cleaned as needed.)			1X

23	Close all blinds and/or window coverings at exterior windows.		X

24	Check for burned out lights and report them to supervisor. Supervisor to leave list of burned out lights at Office of the Building on a nightly basis.		X

25	Spot clean entrance door glass and all partition glass.		X

26	Spot clean partition glass.					X

27	Wipe down lunchroom furniture, counter surfaces and exteriors of kitchen appliances. Clean kitchen sinks. (Dish washing and cleaning interiors of refrigerators and microwaves are Tenant’s responsibility).			1X

28	Dust all low reach areas including, but not limited to, chair rungs and table legs, structural and furniture ledges, door louvers, wood paneling, moulding, handrails and railings, signage, the back sides of doors, etc.				1X

29	Dust inside of all doorjambs.				X

EXHIBIT “E”

JANITORIAL SERVICE SPECIFICATIONS

SERVICE FREQUENCY
		WHEN REQUESTED	DAILY	WEEKLY	MONTHLY	QUARTERLY	SEMI- ANNUALLY	ANNUALLY

30	Clean and polish all metal door thresholds.				X

31	Dust all vinyl and wood baseboard - do not mar with vacuum.				X

32	Dust all blinds and raise blinds to dust window frames and sills.					X

33	Dust Tenant book shelves.					X

34	Dust and/or clean fire extinguishers and cabinets and/or inside fire hose cabinets – dust and clean glass.					X

35	Dust all high reach areas including, but not limited to, tops of door frames, structural and furniture ledges, air conditioning diffusers and return grilles, tops of partitions, picture frames, etc.					X

36	High dust tops of partitions and tops of picture frames.				X

37	Vacuum upholstered furniture.					X

38	Machine scrub, wax, buff or otherwise recondition all resilient or composition flooring using an approved non-slip floor finish to provide a level of appearance equivalent to a completely refinished floor.					X

39	Wipe down all vinyl, leather and wood furniture.						X

40	Move all plastic carpet protectors and vacuum under and around all desks.							X

41	Spot clean all plastic carpet protectors of spills.				X

42	Remove all residual label adhesive from file cabinets, when requested.	X

43	Check and lock all individual office doors as indicated. Secure all suite doors both upon completion of assignment and during cleaning hours.		X

44	Wipe out all waste paper baskets and trash receptacles. When spills occur, waste baskets and/or trash receptacles are to be wiped out immediately.							X

EXHIBIT “E”

EXHIBIT “E”

SIGNAGE

LOANDEPOT.COM LENDING LLC

J B 3 D
Architectural Graphics & Branding

731 N. Main Street • Orange, California 92868
714.744.2300 • 714.744.8061 fax • jb3d.com

DESIGN NOTES:

1. 6" DEEP FACE LIT CHANNEL LETTERS PAINTED PERFORATED VINYL ON ACRYLIC FACES. LED LIGHTING

   PRICE VE. AND JB3D VERSIONS

   TWO SETS

30'

36"

loanDepot.com

FRONT VIEW
SCALE: 1/2" = 1'

PROPOSED - ELEVATION VIEW
SCALE: N.T.S.

NOTE* PHOTO DOES NOT DEPICT ACTUAL SCALE OF SIGNAGE

loanDepot.com

PROPOSED - ELEVATION VIEW
SCALE: 1/8"=1'-0"

REVISIONS:	LOAN DEPOT 26642 Towne Center Drive Foothill Ranch, CA 92610	CLIENT TPMG	CONTACT ALI FETANAT	DRAWING TITLE SIGN TYPE: ON BUILDING SIGN		
		DATE 02/03/2011	JOB # 11-0043	SCALE AS NOTED	DESIGNER BW	SHEET # 1

The following drawings, specifications, ideas, designs, and arrangements represented thereby, are and shall remain the property of the designer, and no part thereof shall be copied, disclosed to others or used in connection with any work or project other than the specified project for which they have been prepared and developed without the written consent of the designer. Visual contact with these plans or specifications shall constitute conclusive evidence of acceptance of these restrictions.

EXHIBIT “F”

EXHIBIT “F”

EXHIBIT “F”